Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Second Quarter 2014

•	Second quarter 2014 revenue and adjusted EBITDA were $1.1 billion and $50 million, respectively

•	Strong cost management continues to yield results; reducing adjusted Eastern cost of coal sales guidance by $1.50 per ton at the midpoint

•	Proactively evaluating further actions to optimize production; issued WARN notices to approximately 1,100 employees

•
Rail underperformance continued to hinder shipments across all regions, especially in the PRB, resulting in a reduction of 2014 PRB shipment guidance by 3 million tons at midpoint; increasing PRB cost of coal sales guidance by $1.00 per ton at the midpoint

•
Further improved liquidity with a $500 million Senior Secured Second Lien Notes offering in May; total liquidity at nearly $2.4 billion, including more than $1.4 billion in cash and marketable securities

BRISTOL, Va., August 6, 2014-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a second quarter 2014 net loss of $513 million or $2.32 per diluted share, which includes a $309 million non-cash goodwill impairment charge, compared with a net loss of $186 million or $0.84 per diluted share in the second quarter of 2013. Excluding the items described in “Reconciliation of Adjusted Net Income (Loss) to Net Loss,” the second quarter 2014 adjusted net loss was $123 million or $0.56 per diluted share compared with adjusted net loss of $121 million or $0.55 per diluted share in the second quarter of 2013.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the second quarter of 2014 was a loss of $251 million, compared with EBITDA of $3 million in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the second quarter 2014 Adjusted EBITDA was $50 million, compared with $76 million in the second quarter of 2013.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q2 2014	Q1 2014	Q2 2013
Coal revenues	$919.3	$952.8	$1,123.2
Net loss	($512.6)	($55.7)	($185.7)
Net loss per diluted share	($2.32)	($0.25)	($0.84)
Adjusted net income (loss)[1]	($123.4)	$15.5	($121.0)
Adjusted net income (loss) per diluted share[1]	($0.56)	$0.07	($0.55)
EBITDA[1]	($251.1)	$264.8	$3.0
Adjusted EBITDA[1]	$49.9	$289.1	$76.4
Tons of coal sold	19.9	21.4	21.6
Weighted average coal margin per ton	$4.90	$3.21	$2.72
Adjusted weighted average coal margin per ton[1]	$4.09	$3.23	$3.90

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“Coal markets remained extremely challenging in the second quarter, with the metallurgical coal benchmark at $120 per metric ton, API2 pricing below the break-even point for most U.S. producers, and domestic thermal pricing stagnating amid softer natural gas prices, increased imports (primarily from Colombia) and increased volumes of lower quality metallurgical coal crossing over into the thermal markets,” said Kevin Crutchfield, chairman and CEO.

During this period of difficult market conditions and a very challenging domestic regulatory environment, Alpha continues to focus its efforts on what the Company can control, as demonstrated by continued cost reduction efforts in the East and other proactive corporate actions.

“We are pleased that our previously announced cost initiatives are yielding good results, including multi-year lows in Eastern adjusted cost of coal sales at $62.01 per ton. Although PRB costs came in above our expectations, this was primarily due to rail underperformance, which continues to significantly hinder shipment volumes across all regions, especially in the PRB. As a result, our second quarter PRB shipment volumes were 1.5 million tons below first quarter levels.”

While in the first quarter the Company exhibited some optimism with respect to a potential bottom in metallurgical coal prices and anticipated the potential for improvements in the second half of 2014 and into 2015, prices remain sluggish and Alpha does not anticipate any imminent catalyst to support more favorable pricing conditions in the near term. In addition to metallurgical coal weakness, thermal pricing improvement has not materialized as conventional wisdom suggested previously. Alpha will continue to evaluate its company-wide cost structure as well as assess the condition of the end markets around the globe. Also, Alpha has made the difficult decision to take further proactive steps to optimize production in the face of weak demand for thermal and met coals and continued regulatory challenges. On July 31, the Company announced that its affiliates sent Worker Adjustment and Retraining Notification (WARN) notices to approximately 1,100 employees in Central Appalachia (CAPP).

Furthermore, as a result of the combination of weak market conditions and uncertain geology, the decision has been made to operate the Emerald longwall mine only through the second panel in district D, meaning that it will likely cease production in the second half of 2015. While this decision is expected to reduce the Company’s Pittsburgh seam longwall volumes after 2015, Alpha is pursuing initiatives at the Cumberland mine to increase volumes and broaden market exposure which should make up some of the margin loss from the higher cost Emerald longwall mine.

The Company continues to prudently manage its liquidity and balance sheet during this difficult market period. In the second quarter, Alpha increased its liquidity position to $2.4 billion as a result of the $500 million Senior Secured Second Lien Notes offering in May.

While Alpha continues to have to make difficult decisions to adjust to ongoing market headwinds, the Company has continued its focus on ‘Running Right’ this quarter. Four of Alpha’s affiliates earned Holmes Safety Awards from the state of West Virginia. The Belle Ayr mine in the PRB won the State Mine Inspector and Wyoming Mining Association surface safety award; and Alpha received the Virginia Department of Mines, Minerals and Energy Award for Corporate Excellence in Mined Land Restoration.

Financial Performance

•
Total revenues in the second quarter of 2014 were $1.1 billion compared with $1.3 billion in the second quarter of 2013, and coal revenues were $0.9 billion, down from $1.1 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations and lower shipments of metallurgical and PRB steam coal. Freight and handling revenues and other revenues were $116 million and $19 million, respectively, during the second quarter of 2014, versus $155 million and $57 million, respectively, in the second quarter of 2013.

During the second quarter of 2014, metallurgical coal shipments were 4.5 million tons, compared with 5.6 million tons in the second quarter of 2013 and 4.4 million tons in the prior quarter of 2014. Alpha shipped 7.9 million tons of Powder River Basin (PRB) coal during the quarter, compared with 8.8 million tons in the year-ago period and 9.4 million tons in the prior quarter. Eastern steam coal shipments were 7.5 million tons, compared with 7.2 million tons in the year-ago period and 7.6 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the second quarter was $86.31, down from $100.95 in the second quarter last year and $89.99 in the prior quarter. The average per-ton realization for PRB shipments was $11.81, compared with $12.37 in the second quarter last year and $12.26 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $58.53, compared with $62.54 in the year-ago period and $58.25 in the prior quarter.

•
Total costs and expenses during the second quarter of 2014 were $1.5 billion, compared with $1.5 billion in the second quarter of 2013 and $1.3 billion in the prior quarter. Cost of coal sales was $0.8 billion, compared with $1.1 billion in the year-ago period and $0.9 billion in the prior quarter. The cost of coal sales in the East averaged $60.65 per ton, compared with $76.41 in the second quarter last year and $65.76 in the prior quarter. Excluding a $1.36 per ton benefit of merger-related items, the adjusted cost of coal sales in the East averaged $62.01 per ton, compared with $74.42 in the second quarter last year, which excluded $0.17 per ton of merger-related expense and a $1.82 per ton impact from provision for regulatory costs, and $65.73 in the first quarter of 2014 which excluded $0.03 per ton of merger-related expense. The quarter-over-quarter reduction in Eastern adjusted cost of coal sales per ton was primarily driven by Alpha’s cost reduction initiatives. The cost of coal sales per ton for Alpha Coal West’s PRB mines was $12.06 during the second quarter of 2014, compared with $10.08 in the second quarter of 2013 and $10.23 in the prior quarter. The primary reason for the PRB cost increase was reduced shipment volumes which were mainly attributable to poor rail service at both our mines.

•
Selling, general and administrative (SG&A) expense in the second quarter of 2014 was $44 million, including approximately $10 million in merger-related legal expenses, compared with SG&A expense of $38 million in the second quarter of 2013. Depreciation, depletion and amortization (DD&A) decreased to $191 million during the second quarter of 2014 from $215 million in the year-ago period primarily due to the impact of production curtailments and lower capital expenditures.

•
Alpha recorded a net loss of $513 million, or $2.32 per diluted share, during the second quarter of 2014, compared with a net loss of $186 million, or $0.84 per diluted share, during the second quarter of 2013. The net loss for the second quarter of 2014 includes a non-cash goodwill impairment charge of approximately $309 million.

Excluding the items described in our “Reconciliation of Adjusted Net Income (Loss) to Net Loss,” the second quarter 2014 adjusted net loss was $123 million, or $0.56 per diluted share, compared with adjusted net loss of $121 million, or $0.55 per diluted share, in the second quarter of 2013.

•
EBITDA loss was $251 million in the second quarter of 2014, compared with EBITDA of $3 million in the year ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $50 million in the second quarter of 2014, compared with $76 million in the second quarter of 2013. Adjusted EBITDA for the second quarter of 2014 excludes a non-cash goodwill impairment charge of approximately $309 million.

Year-to-Date Results

•
For the first six months of 2014, Alpha reported total revenues of $2.2 billion, including $1.9 billion in coal revenues, compared with total revenues of $2.7 billion and coal revenues of $2.3 billion during the first six months of 2013. The year-over-year decreases in both total revenues and coal revenues are primarily attributable to lower average realizations and lower shipments of metallurgical and Powder River Basin steam coal.

•
During the first six months of 2014, Alpha’s coal shipments totaled 41.3 million tons, compared with 44.5 million tons in the year-ago period. Metallurgical coal shipments were 8.9 million tons for the first six months of 2014, compared with 10.7 million tons shipped during the same period a year ago. Shipments of PRB coal and Eastern steam coal were 17.4 million tons and 15.1 million tons, respectively, during the first six months of 2014, compared with 18.7 million tons and 15.1 million tons, respectively, during the first six months of 2013. The year-over-year decrease in shipments of PRB coal reflects poor rail performance, while the year-over year decrease in metallurgical coal shipments is primarily driven by weak market conditions.

•
For the first six months of 2014, the company-wide average realization was $45.32 per ton and the adjusted average cost of coal sales was $41.68 per ton, resulting in a $3.64 per ton (or 8 percent) adjusted coal margin. By comparison, company-wide average realizations in the first six months of 2013 were $50.91 per ton and the adjusted average cost of coal sales was $45.84 per ton, resulting in a $5.07 per ton (or 10 percent) adjusted coal margin. The decrease in adjusted coal margin was primarily attributable to lower per ton realizations across all of Alpha’s shipments, including Eastern metallurgical coal, Eastern steam coal and PRB coal production, partly offset by lower Eastern adjusted costs of coal sales per ton. First half of 2014 weighted average coal margin per ton was $4.02 or 8.9% with an average cost of coal sales of $41.30 per ton.

•	For the first six months of 2014, Alpha recorded a net loss of $568 million or $2.57 per diluted share,

compared with a net loss of $296 million or $1.34 per diluted share during the same period a year ago. Excluding the various items detailed in the attached “Reconciliation of Adjusted Income (Loss) to Net Loss,” Alpha’s adjusted net loss was $108 million or $0.49 per diluted share for the first six months of 2014, compared with an adjusted net loss of $225 million or $1.02 per diluted share for the first six months of 2013. EBITDA for the first half of 2014 was $14 million, and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was $339 million, compared with an EBITDA and Adjusted EBITDA of $108 million and $194 million, respectively, during the first half of 2013. EBITDA and Adjusted EBITDA for the first half of 2014 include a pre-tax gain of approximately $250 million from the exchange of the Alpha Shale joint venture with Rice Energy. EBITDA for the first half of 2014 also includes a non-cash goodwill impairment charge of approximately $309 million.

Liquidity and Capital Resources

Cash used in operating activities for the quarter ended June 30, 2014 was $217 million, compared with cash provided by operating activities of $2 million for the second quarter of 2013. The final cash payment, net of insurance recoveries, of $165 million for settlement of the shareholder class action lawsuit is reflected in the second quarter 2014 cash used in operating activities. Capital expenditures for the second quarter of 2014 were $43 million, compared with $63 million in the second quarter of 2013. For the first six months of 2014, cash used by operating activities totaled $271 million, including $195 million in payments related to the shareholder class action settlement, net of insurance recoveries of $70 million, compared to cash provided by operating activities of $67 million in the same period a year ago.

As of the end of the second quarter of 2014, Alpha had total liquidity of approximately $2.4 billion, consisting of cash, cash equivalents and marketable securities of more than $1.4 billion, which includes approximately 9.5 million shares of Rice Energy, valued at $290 million, plus nearly $1.0 billion available under the Company’s secured credit facility. Rice Energy shares held by Alpha are no longer subject to customary lock-up provisions which expired on July 22, 2014, and we are considering the potential sale of some or all of these shares. Total long-term debt, net of debt discounts, and including the current portion of long-term debt as of June 30, 2014, was approximately $3.9 billion, including approximately $154 million of senior convertible notes maturing in 2015.

Market Overview

Metallurgical Coal

The global seaborne metallurgical coal market has shown very little improvement over the last several months and continues to exhibit dynamics of an oversupplied market. While the third quarter metallurgical hard coking coal benchmark remained at $120, indicating that pricing may have reached a bottom, we do not currently see an imminent catalyst to spur a favorable pricing uptick in the near term.

Increases in metallurgical coal production, primarily from Australia, continue to cause an oversupplied seaborne metallurgical coal market, with Australian year-to-date exports up 13%, or 10 million tonnes, to 90 million tonnes through June. After a reduction of more than 20% in the first quarter over the same period last year, Chinese import declines moderated during the last quarter, down 7% in April, 9% in May and up 22% in June, resulting in flat second quarter 2014 imports compared to second quarter of 2013.

So far, announcements to cut global metallurgical coal production are in the 20 million tonne range, and additional production cuts are likely as the economics do not represent fair value for many of the global producers. Furthermore, we believe many of these announced reductions have not yet taken full effect as certain mines have yet to idle or are selling their remaining inventory. We expect this situation to persist for the majority of 2014, with market conditions gradually improving as we head into 2015.

In our view, the European metallurgical coal market, although weak, remains stronger relative to the Pacific Basin and we believe that we are well positioned in the long term in our natural markets in the Atlantic Basin.

Thermal Coal

While last quarter we noted that we saw potential indications of a firming market for thermal coal, recent price trends have not supported this expectation. Although domestic utility inventory levels remain well below normal, softer natural gas prices, increased imports of thermal coal, primarily from Colombia, declining usage of thermal coal by power plants in response to EPA regulations and metallurgical coal crossing over to thermal markets have contributed to an unexciting pricing environment. In addition, sluggish electricity demand, which has stayed below 2008 levels, continues to confine coal demand.

Rail underperformance continues to hinder shipping volumes across all regions, particularly in the Powder River Basin (PRB). Utility inventory levels at the end of June 2014 were at approximately 56 days of coal burn compared to a five-year average of approximately 72 days, and 75 days of burn as of a year ago.

Competition from the Illinois basin intensified further during the quarter, contributing to lower pricing in Northern Appalachia (NAPP). Continued soft conditions in NAPP were exacerbated by the threat of increased production from competing mines, and natural gas prices retreating to the high $3 range. Utility inventories in NAPP stood at roughly 57 days of coal burn at the end of June 2014, compared to approximately 46 days in March 2014 and roughly 72 at the end of June 2013.

Similarly, utility stockpiles in Central Appalachia (CAPP) at the end of June 2014 are well below normal five-year average burn levels, at the approximately 67 day burn level, down significantly from roughly 124 days a year ago. Despite this, we see no demonstrated sense of urgency from the utilities, due in part to mild weather so far this summer and natural gas injections running above expectations for the past several weeks. These factors, coupled with poor rail performance in the East, have significantly muted the CAPP thermal expectations we exhibited last quarter.

The seaborne market is equally uninspiring, with API2 spot pricing remaining weak at roughly $76 per tonne, delivered into Northern Europe, and anticipated 2015 calendar year pricing declining over the past few months to under $80 per tonne, both below the breakeven point for the majority of US producers. Unless the API2 benchmark improves meaningfully, we expect US thermal export tons to decline materially in 2015 and continue to put pressure on domestic pricing.

2014 Outlook

We are maintaining our 2014 shipments guidance for Eastern metallurgical and Eastern steam coals while lowering our PRB guidance to a range of 34 to 37 million tons primarily due to poor rail performance in the West. We now expect to ship between 75 and 85 million tons, including 15 to 18 million tons of Eastern metallurgical coal, 26 to 30 million tons of Eastern steam coal, and 34 to 37 million tons of Western steam coal out of the PRB. As of July 17, 2014, 96 percent of the midpoint of anticipated 2014 metallurgical coal shipments was committed and priced at an average expected per ton realization of $87.66. Based on the midpoint of guidance, 97 percent of anticipated 2014 Eastern steam coal shipments were committed and priced at an average expected per ton realization of $58.53; and 100 percent of the midpoint of anticipated 2014 PRB shipments was committed and priced at an average expected per ton realization of $12.12. Alpha’s 2014 guidance for its Eastern adjusted cost of coal sales per ton is now $63.00 to $67.00, while Western cost of coal sales per ton is now at $10.50 to $11.50 per ton. Guidance for capital expenditures remains at $225 million to $275 million. SG&A guidance, which excludes merger related expenses, remains $110 million to $140 million. The Company’s depletion, depreciation and amortization expense is unchanged at $700 million to $800 million. Interest expense guidance is increased to $270 million to $285 million to reflect the issuance of $500 million of Senior Secured Second Lien notes in May 2014. Approximately $200 million to $210 million of the interest expense is cash interest.

Guidance
(in millions, except per ton and percentage amounts)

2014
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$12.12
Eastern Steam	$58.53
Eastern Metallurgical	$87.66
Coal Shipments (tons)[3]	75 - 85
West	34 - 37
Eastern Steam	26 - 30
Eastern Metallurgical	15 - 18
Committed and Priced (%)[3,4]	98%
West	100%
Eastern Steam	97%
Eastern Metallurgical	96%
Committed and Unpriced (%)[3,4]	2%
West	0%
Eastern Steam	3%
Eastern Metallurgical	4%
West - Adjusted Cost of Coal Sales per Ton[5]	$10.50 - $11.50
East - Adjusted Cost of Coal Sales per Ton[5]	$63.00 - $67.00
Selling, General & Administrative Expense[5]	$110 - $140
Depletion, Depreciation & Amortization	$700 - $800
Interest Expense	$270 - $285
Cash Paid for Interest	$200 - $210
Capital Expenditures[6]	$225 - $275

Notes:

1.	Based on committed and priced coal shipments as of July 17, 2014.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	As of July 17, 2014, compared with the midpoint of shipment guidance range.

5.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted.

6.	Includes the fourth of five annual bonus bid payments on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right process, and an environmental steward in the communities where we operate. For more information, visit Alpha’s official website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	sustained depressed levels or further declines in coal prices;

•	worldwide market demand for coal, electricity and steel, including demand for U.S. coal exports;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	our production capabilities and costs;

•	inherent risks of coal mining beyond our control, and our ability to utilize our coal assets fully and replace reserves as they are depleted;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with those changes;

•	competition in coal markets;

•	future legislation, regulatory and court decisions and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by our customers to receive coal under agreed contract terms;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to negotiate new United Mine Workers of America (“UMWA”) wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third party coal supplies;

•	our ability to integrate successfully operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	long-lived asset impairment charges;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants and other terms in our secured credit facility and the indentures governing our outstanding debt securities;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	certain terms of our outstanding debt securities, including conversions of some of our convertible senior debt securities, that may adversely impact our liquidity; and

•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Hawkins
Director, Media Relations
276-285-2037
shawkins@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted diluted income (loss) per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Income (Loss) to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Coal revenues	$919,253	$1,123,176	$1,872,073	$2,263,565
Freight and handling revenues	116,338	155,218	250,540	312,385
Other revenues	18,507	56,729	43,258	92,764
Total revenues	1,054,098	1,335,123	2,165,871	2,668,714

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	827,948	1,081,494	1,724,532	2,093,335
Freight and handling costs	116,338	155,218	250,540	312,385
Other expenses	6,691	27,782	21,885	34,781
Depreciation, depletion and amortization	191,072	214,716	391,367	453,729
Amortization of acquired intangibles, net	9,464	3,591	18,743	(1,840)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	43,757	38,139	84,954	81,765
Asset impairment and restructuring	2,590	11,265	12,089	22,341
Goodwill impairment	308,651	—	308,651	—
Total costs and expenses	1,506,511	1,532,205	2,812,761	2,996,496

Loss from operations	(452,413)	(197,082)	(646,890)	(327,782)

Other income (expense):
Interest expense	(71,012)	(60,953)	(135,974)	(120,354)
Interest income	540	1,099	1,156	2,125
Loss on early extinguishment of debt	(218)	(33,197)	(2,022)	(33,197)
Gain on exchange of equity-method investment	—	—	250,331	—
Miscellaneous income, net	958	14,925	2,114	16,854
Total other income (expense), net	(69,732)	(78,126)	115,605	(134,572)

Loss before income taxes	(522,145)	(275,208)	(531,285)	(462,354)
Income tax (expense) benefit	9,518	89,527	(37,040)	165,885
Net loss	$(512,627)	$(185,681)	$(568,325)	$(296,469)

Loss per common share:
Basic loss per common share:	$(2.32)	$(0.84)	$(2.57)	$(1.34)
Diluted loss per common share:	$(2.32)	$(0.84)	$(2.57)	$(1.34)

Weighted average shares outstanding:
Weighted average shares--basic	221,376,721	220,840,989	221,266,066	220,791,668
Weighted average shares--diluted	221,376,721	220,840,989	221,266,066	220,791,668

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013

Tons sold (1):
Powder River Basin	7,908	9,447	8,785	17,355	18,738
Eastern steam	7,486	7,585	7,152	15,071	15,053
Eastern metallurgical	4,492	4,391	5,620	8,883	10,671
Total	19,886	21,423	21,557	41,309	44,462

Average realized price per ton sold (2):
Powder River Basin	$11.81	$12.26	$12.37	$12.05	$12.72
Eastern steam	$58.53	$58.25	$62.54	$58.39	$62.20
Eastern metallurgical	$86.31	$89.99	$100.95	$88.13	$102.05
Weighted average total	$46.23	$44.48	$52.10	$45.32	$50.91

Coal revenues:
Powder River Basin	$93,391	$115,785	$108,633	$209,176	$238,323
Eastern steam	438,144	441,861	447,246	880,005	936,290
Eastern metallurgical	387,718	395,174	567,297	782,892	1,088,952
Total coal revenues	$919,253	$952,820	$1,123,176	$1,872,073	$2,263,565

Adjusted cost of coal sales per ton (3)(7)(8)(11):
Powder River Basin	$12.06	$10.23	$10.08	$11.06	$10.05
East (4)	$62.01	$65.73	$74.42	$63.86	$71.92
Adjusted weighted average total	$42.14	$41.25	$48.20	$41.68	$45.84

Adjusted weighted average coal margin per ton (9)	$4.09	$3.23	$3.90	$3.64	$5.07
Adjusted weighted average coal margin percentage (10)	8.8%	7.3%	7.5%	8.0%	10.0%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$12.06	$10.23	$10.08	$11.06	$10.05
East (4)	$60.65	$65.76	$76.41	$63.20	$73.00
Weighted average total	$41.33	$41.27	$49.38	$41.30	$46.47

Weighted average coal margin per ton (5)	$4.90	$3.21	$2.72	$4.02	$4.44
Weighted average coal margin percentage (6)	10.6%	7.2%	5.2%	8.9%	8.7%

Net cash (used in) provided by operating activities	$(217,048)	$(53,961)	$2,098	$(271,009)	$67,496
Capital expenditures	$43,115	$39,718	$62,820	$82,833	$107,006

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended June 30, 2014, March 31, 2014, and June 30, 2013, and for the six months ended June 30, 2014 and June 30, 2013, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended			Six months ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cost of coal sales per ton-East	$60.65	$65.76	$76.41	$63.20	$73.00
Impact of provision for regulatory costs	—	—	(1.82)	—	(0.90)
Impact of merger-related expenses	1.36	(0.03)	(0.17)	0.66	(0.18)
Adjusted cost of coal sales per ton-East	$62.01	$65.73	$74.42	$63.86	$71.92

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	June 30, 2014	December 31, 2013

Cash and cash equivalents	$768,501	$619,644
Trade accounts receivable, net	307,277	287,655
Inventories, net	315,061	304,863
Short-term marketable securities	369,950	337,069
Prepaid expenses and other current assets	277,501	439,193
Total current assets	2,038,290	1,988,424
Property, equipment and mine development costs, net	1,601,687	1,798,648
Owned and leased mineral rights and land, net	7,038,333	7,157,506
Goodwill, net	—	308,651
Long-term marketable securities	290,000	—
Other non-current assets	452,824	546,029
Total assets	$11,421,134	$11,799,258

Current portion of long-term debt	$69,686	$29,169
Trade accounts payable	261,279	234,951
Accrued expenses and other current liabilities	640,354	978,695
Total current liabilities	971,319	1,242,815
Long-term debt	3,820,483	3,398,434
Pension and postretirement medical benefit obligations	1,005,614	990,124
Asset retirement obligations	726,391	728,575
Deferred income taxes	899,438	901,552
Other non-current liabilities	435,570	465,892
Total liabilities	7,858,815	7,727,392

Total stockholders' equity	3,562,319	4,071,866
Total liabilities and stockholders' equity	$11,421,134	$11,799,258

	As of
	June 30, 2014	December 31, 2013
Liquidity ($ in 000's):
Cash and cash equivalents	$768,501	$619,644
Short-term marketable securities	369,950	337,069
Long-term Marketable securities	290,000	—
Total cash, cash equivalents and marketable securities	1,428,451	956,713
Unused revolving credit facilities (1)	966,900	966,000
Total liquidity	$2,395,351	$1,922,713

(1) The revolving credit facility is subject to a minimum liquidity requirement of $300 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013

Operating activities:
Net loss	$(568,325)	$(296,469)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation, depletion, accretion and amortization	447,802	509,171
Amortization of acquired intangibles, net	18,743	(1,840)
Mark-to-market adjustments for derivatives	(4,010)	1,500
Stock-based compensation	11,997	12,598
Employee benefit plans, net	28,047	29,481
Loss on early extinguishment of debt	2,022	33,197
Deferred income taxes	41,761	(167,320)
Gain on exchange of equity-method investment	(250,331)	—
Asset impairment and restructuring	12,089	22,341
Goodwill impairment	308,651	—
Other, net	8,980	(8,575)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(19,622)	31,672
Inventories, net	(10,198)	15,047
Prepaid expenses and other current assets	76,102	19,418
Other non-current assets	8,145	6,970
Trade accounts payable	28,242	3,994
Accrued expenses and other current liabilities	(345,589)	14,422
Pension and postretirement medical benefit obligations	(18,549)	(26,783)
Asset retirement obligations	(25,989)	(20,352)
Other non-current liabilities	(20,977)	(110,976)
Net cash provided by (used in) operating activities	(271,009)	67,496

Investing activities:
Capital expenditures	(82,833)	(107,006)
Purchases of marketable securities	(333,497)	(469,443)
Sales of marketable securities	298,180	296,062
Proceeds from exchange of equity-method investment, net	96,732	—
Other, net	3,271	5,150
Net cash used in investing activities	(18,147)	(275,237)

Financing activities:
Proceeds from borrowings on long-term debt	500,000	964,369
Principal repayments of long-term debt	(34,431)	(940,927)
Principal repayments of capital lease obligations	(8,574)	(7,689)
Debt issuance and modification costs	(16,494)	(24,236)
Common stock repurchases	(1,162)	(1,236)
Other	(1,326)	(1,300)
Net cash provided by (used in) financing activities	438,013	(11,019)

Net increase (decrease) in cash and cash equivalents	$148,857	$(218,760)
Cash and cash equivalents at beginning of period	$619,644	$730,723
Cash and cash equivalents at end of period	$768,501	$511,963

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013

Net loss (1)	$(512,627)	$(55,698)	$(185,681)	$(568,325)	$(296,469)
Interest expense	71,012	64,962	60,953	135,974	120,354
Interest income	(540)	(616)	(1,099)	(1,156)	(2,125)
Income tax (benefit) expense	(9,518)	46,558	(89,527)	37,040	(165,885)
Depreciation, depletion and amortization	191,072	200,295	214,716	391,367	453,729
Amortization of acquired intangibles, net	9,464	9,279	3,591	18,743	(1,840)
EBITDA	(251,137)	264,780	2,953	13,643	107,764
Goodwill impairment	308,651	—	—	308,651	—
Asset impairment and restructuring	2,590	9,499	11,265	12,089	22,341
Change in fair value and settlement of derivative instruments	(4,466)	6,537	(10,974)	2,071	(5,806)
Merger related expense (benefit)	(5,990)	6,498	6,432	508	2,901
Provision for regulatory costs	—	—	25,000	—	25,000
Loss on assets contributed to equity affiliate	—	—	8,495	—	8,495
Loss on early extinguishment of debt	218	1,804	33,197	2,022	33,197
Adjusted EBITDA	$49,866	$289,118	$76,368	$338,984	$193,892

(1) For the three months ended March 31, 2014 and the six months ended June 30, 2014, net loss includes a gain of $250.3 million from the exchange of the
Alpha Shale joint venture with Rice Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013

Net loss (1)	$(512,627)	$(55,698)	$(185,681)	$(568,325)	$(296,469)
Goodwill impairment	308,651	—	—	308,651	—
Asset impairment and restructuring	2,590	9,499	11,265	12,089	22,341
Change in fair value and settlement of derivative instruments	(4,466)	6,537	(10,974)	2,071	(5,806)
Merger related expense (benefit)	(5,990)	6,498	6,432	508	2,901
Provision for regulatory costs	—	—	25,000	—	25,000
Loss on assets contributed to equity affiliate	—	—	8,495	—	8,495
Loss on early extinguishment of debt	218	1,804	33,197	2,022	33,197
Amortization of acquired intangibles, net	9,464	9,279	3,591	18,743	(1,840)
Estimated income tax effect of above adjustments	(677)	(12,547)	(17,944)	(13,224)	(20,621)
Discrete tax charge from valuation allowance adjustment	87,485	50,118	5,601	137,603	7,684
Discrete tax benefit from reversal of reserves for uncertain tax positions	(8,090)	—	—	(8,090)	—
Adjusted net income (loss)	$(123,442)	$15,490	$(121,018)	$(107,952)	$(225,118)

Weighted average shares--diluted	221,376,721	224,748,934	220,840,989	221,266,066	220,791,668

Adjusted diluted income (loss) per common share	$(0.56)	$0.07	$(0.55)	$(0.49)	$(1.02)

(1) For the three months ended March 31, 2014 and the six months ended June 30, 2014, net loss includes a gain of $250.3 million from the exchange of the
Alpha Shale joint venture with Rice Energy.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.